Exhibit 99.1

Money Centers Of America Completes First Phase of Recapitalization

Investor Confidence in Money Centers of America's new ONSWitch model and management's successful execution of sales initiatives contributes to the completion of $1.2 million equity raise.

August 24, 2006--King of Prussia, PA-- Money Centers of America, Inc. (OTC Bulletin Board: MCAM), a leading provider of cash access, transaction management systems, and financial networks for the gaming industry, today announced the completion of a $1.2 million equity raise with vFinance, which represents the first phase of the company's planned recapitalization.

"Strengthening the company's capital structure has been a top priority for management as we continue to execute our business plan. The completion of the equity component of our recapitalization was an important step in moving forward with our current negotiations to refinance the debt on our balance sheet," said Jay Walsh, Chief Financial Officer of Money Centers of America. "Lowering our cost of capital will show immediate results in improving the profitability of our current book of business," said Walsh.

Eric Rand, Managing Director of vFinance Investments who worked with management to complete the raise said, "We are pleased to be involved and working with such a promising growth company such as Money Centers of America. We are confident in their experienced management team and we feel Money Centers of America represents exactly the type of high growth opportunity that we feel is poised to emerge into a dominant market participant.

About Money Centers of America

Money Centers of America, Inc. provides cash access, the OnSwitch(TM) transaction management system, and financial networks to the gaming industry, utilizing a customer-centric approach that is aimed at leveraging technology, generating value, and creating measurable results in profitability, customer satisfaction and loyalty. For a complete corporate profile on Money Centers of America, Inc., please visit our corporate website at http://www.moneycenters.com.

Safe Harbor

All statements in this document that are not historical are forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Money Centers of America's current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Money Centers of America's periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled 'Factors that May Affect Future Results and Financial Condition' in Money Centers of America's annual report on Form 10-K for the year ended December 31, 2005. Money Centers of America expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained in this document.